Exhibit 3.3

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NEW YORK MERCANTILE EXCHANGE, INC.

New York Mercantile Exchange, Inc., a Delaware corporation (the “Corporation”), does hereby certify that:

1. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of Delaware.

2. The Certificate of Incorporation of the Corporation, originally filed May 11, 2000, is hereby amended and restated to read in its entirety as follows:

FIRST: The name of the corporation is New York Mercantile Exchange, Inc. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of the registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH: The Corporation shall not have the authority to issue capital stock. The membership interests that the Corporation shall have authority to issue initially shall consist of 816 Class A Memberships and one Class B Membership. The Class B Membership initially shall be held by NYMEX Holdings, Inc., a Delaware stock corporation (“NYMEX Holdings”). The holders of Class A Memberships are sometimes hereinafter referred to as “Class A Members” and the holder of the Class B Membership is sometimes hereinafter referred to as the “Class B Member.” The Board of Directors of the Corporation (the “Board”) shall have the authority to create additional classes of memberships with such rights and limitations as the Board determines; provided, however, that no such additional class of membership shall have voting or other rights equal to or greater than the Class A Memberships. Except to the extent provided in this Amended and Restated Certificate of Incorporation, the conditions of membership in the Corporation shall be as set forth in the bylaws of the Corporation (the “Bylaws”).

FIFTH: Except as set forth in Sections 201(x), 202, 311, 500(B) and 501 of the Bylaws, the business and affairs of the Corporation shall be managed by or under the direction of the Board. With respect to Sections 201(x), 202, 311, 500(B) and 501 of the Bylaws (relating to certain rights of Class A Members), the members of the Board shall (i) not be liable to the Corporation or its members by reason of the actions or omissions of the Class A Members and (ii) be entitled to indemnification and advancement of expenses as provided in the Bylaws. A copy of the Bylaws is available, without cost, to any member of the Corporation from the Corporation’s secretary.

SIXTH: The terms, conditions, preferences and rights of the Class A Memberships and the Class B Membership shall be as set forth in the Bylaws; provided, however, that:

(a) Except as set forth in Article EIGHTH or the Bylaws, the Class A Members shall have no voting rights;

(b) Except as set forth in Article EIGHTH or the Bylaws, the Class B Member exclusively shall exercise full voting rights with respect to any matter on which members are permitted to vote by the laws of the State of Delaware, this Amended and Restated Certificate of Incorporation or the Bylaws; and

(c) The Class A Members shall have no interest in the profits of the Corporation, and the Class B Member exclusively shall be entitled to all dividends and other distributions of any type (including upon liquidation) made by the Corporation.

SEVENTH: It shall be a qualification for each director of the Corporation that such director is also a director of NYMEX Holdings; the Class B Member shall elect any person who becomes a director of NYMEX Holdings as a director of the Corporation; the Class B Member shall designate the Chairman and Vice Chairman of NYMEX Holdings to also serve as the Chairman and Vice Chairman of the Corporation; and any director of the Corporation who ceases to be a director of NYMEX Holdings shall immediately cease to be a director of the Corporation.

EIGHTH: The Board shall not adopt, amend or delete any Bylaw without the approval of the memberships of the Corporation in the manner provided by the Bylaws. Further, any amendment to Article FOURTH, FIFTH, SIXTH (a), SIXTH (b), SEVENTH or to this sentence of Article EIGHTH, shall also require the concurrence of the Class A Members voting in accordance with the Bylaws.

NINTH: No director will have any personal liability to the Corporation or its members for monetary damages for any breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Corporation or its members, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as amended, or (iv) for any transaction from which the director obtained an improper personal benefit.

TENTH: Directors shall not be required to be elected by written ballot.

[Execution Page Follows]

In Witness Whereof, the Corporation has caused this Amended and Restated Certificate of Incorporation to be duly executed on its behalf on March 14, 2006.

New York Mercantile Exchange, Inc.

By:	/s/ MITCHELL STEINHAUSE
Name:	Mitchell Steinhause
Title:	Chairman and Chief Executive Officer

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